Exhibit 10.21

[Millennial Media Letterhead]

Marc Theermann

Re: Offer of Employment

Dear Marc:

We are pleased to offer you the position of EVP, Strategy with Millennial Media, Inc. (the "Company") on the following terms.

In this role you will report to Michael Barrett, CEO. You will work primarily from our Boston office located at 155 Seaport Blvd, Boston, MA 02210. Your responsibilities will generally include work concerning the strategic direction of the Company, the oversight of the next generation of products and advising the CEO. Although the Company may reasonably change your position, duties, and work location from time to time in its discretion, any such change shall be subject to the definition of "Good Reason" as defined below.

Your initial salary will be at the rate of $13,541.67 semi-monthly (which equates to $325,000 on an annualized basis), less payroll deductions and other withholdings required by law. Your compensation will be payable in accordance with the Company's standard payroll practices.

In addition, you will be eligible to receive an annual incentive bonus award, equal to a maximum amount of 70% of your base salary. The annual bonus shall be payable based upon achievement of Company and/or individual performance objectives as may be agreed to by the Board of Directors and/or CEO of the Company from time to time, and have historically been paid annually during the first three months after the end of a calendar year.

You will be eligible to participate on the same basis as similarly situated employees in the Company's benefit plans in effect from time to time during your employment. Eligibility for the Company's Medical Plan will begin on the first day of the month following your start date. Eligibility to participate in the Company's 401(k) Profit Sharing Plan will begin on the first day of the month following your three month anniversary date. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

Subject to approval by the Company's Board of Directors and/or the Compensation Committee thereof, you will be granted the following: I) a special grant of 325,000 Restricted Stock Units (RSUs) which will vest quarterly over two years, 2) an additional grant of 150,000 Restricted Stock Units (RSUs) that will vest in accordance with the Company's standard four year vest cycle, and 3) an incentive stock option grant, entitling you to purchase 150,000 shares of the Company's common stock, at an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board of Directors (collectively, the above referred to as the "Equity"). With the exception of the special grant of 325,000 RSUs described above, and subject to the acceleration provisions described below, the Equity will vest and become exercisable in accordance with the Company's standard four-year vesting schedule for stock options and/or RSUs, as applicable. Additionally, the Equity will be awarded under the Company's 2012 Equity Incentive Plan (or successor plan to be adopted by the Company, all referred to as "Plan") and related standard form of Stock Option and/or RSU Grant Notice and Stock Option and/or RSU Agreement, which you will be required to sign as a condition to this grant. These documents contain additional terms and conditions applicable to your Equity.

You will be expected to comply with the Company's personnel policies and procedures as they may be adopted, revised or deleted from time to time in the Company's sole discretion. Your employment with the Company will be "at will" which means that either you or the Company may terminate your employment at any time for any reason. Your at-will employment status can only be modified in a written agreement signed by you and by an officer of the Company.

Either you or the Company may terminate the employment relationship at any time, with or without Cause, as such term is defined below. The provisions of the following paragraphs govern the amount of compensation, if any, to be provided to you upon termination of employment and do not alter this at-will status.

In the event that you resign for "Good Reason" (according to the Company's standard definition as defined below) or you are terminated without Cause as defined, and provided that you execute a general release in favor of the Company, substantially in the form attached hereto as Exhibit  (the "Release") (the date that the Release becomes effective and may no longer be revoked by you is referred to as the "Release Date"), then (i) the Company shall continue to pay you as severance your then-effective Base Salary for a period of six (6) months from the effective date of the Release (the "Severance Period''), less applicable withholdings and deductions, on the Company's regular payroll dates, and (ii) if you are participating in the Company's group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of your COBRA premiums that the Company was paying prior to the effective date of termination for the Severance Period or for the continuation period for which you are eligible, whichever is shorter. For avoidance of doubt, you shall not receive any of the benefits pursuant to this paragraph unless and until the Release becomes effective and can no longer be revoked by you under its terms. The benefits provided to you pursuant to this paragraph are in lieu of, and not in addition to, any benefits to which you may otherwise be entitled under any Company severance plan, policy or program. The Company's COBRA premium payment obligation hereunder will end immediately if you obtain health care insurance from any other source during the Severance Period. Furthermore, in the event you are terminated without Cause, and contingent upon your execution of the Release described herein and the expiration of the revocation period of such Release, then (i) one hundred percent (100%) of the special grant of 325,000 RSUs (ii) fifty percent (50%) of the other components of the Equity that is unvested as of your separation date shall both accelerate and become vested.

"Cause"  for termination shall mean: (i) your conviction of, or plea of nolo contendere to, a felony involving fraud or moral turpitude; (ii) your willful and proven act or omission which results in material harm to the Company; (iii) your willful and proven violation of any material Company policy that has, prior to any alleged violation, been communicated in writing to you, and which results in material harm to the Company; (iv) your material breach of any written agreement between the you and the Company which results in material harm to the Company; or (v) your continuing conduct that demonstrates gross unfitness to serve and which directly and immediately threatens the Company with material liability or to material disrepute. For purposes of this paragraph, it is agreed that no action, or failure to act, shall be considered "willful" if it was done by you in good faith and with reasonable belief that your act or omission was in the best interests of the Company.

"Good Reason"  for resignation shall mean the occurrence of any of the following without your prior written consent: (i) a material diminution of your authority, responsibilities or duties; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of your responsibilities or duties; (ii) a reduction in the level of your base salary, unless such reduction is part of a general reduction or other concessionary arrangement affecting at least a majority of all senior executives of the Company (as long as the reduction affecting you is no greater, on a percentage basis, than the reduction affecting any other senior executive in such reduction or arrangement); (iii) the Company's requiring you to be primarily based anywhere other than within 30 miles of downtown Boston; (iv) a material breach of this Agreement by the Company; or (v) reporting to anyone other than the CEO of Company, provided, that prior to any termination for Good Reason pursuant to clauses (i), (ii), (iii) or (iv) of this section, you shall first provide the CEO with reasonable written notice,  setting forth the reasons that you believe exist that give rise to "Good Reason" for resignation, stating that the Company shall have fifteen (15) business days to cure such "Good Reason", and the "Good Reason" has not been cured by the Company within fifteen (15) business days after such notice has been delivered. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of yours or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

In addition to the acceleration provided for above, your Equity shall be subject to the following acceleration provisions: 100% of the special grant of 325,000 RSUs, and 50% of the other components of your Equity that are then-unvested shall accelerate upon a "Single Trigger Event," and 100% of all the then-unvested portion of your Equity shall accelerate upon a "Double Trigger Event." A "Single Trigger Event" shall mean that a "Change in Control" (as such term is defined in the Plan) has been consummated. A "Double Trigger Event" shall mean that (1) a "Change in Control" (as such term is defined in the Plan) has been consummated and (2) you have been terminated by the Company without Cause (and other than as a result of death or disability) within one (1) month prior to,  as of, or within twelve (12) months after, the date that such Change in Control has been consummated, and provided such termination is "separation from service" (as defined in Treasury Regulations Section 1.409A-1(h), a "Separation from Service") and (3) provided the you have signed and allowed to become effective a Release of claims within 60 days following your Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h)).

All amounts payable under the Plan and this Agreement are intended to comply with the "short term deferral" exception from Section 409A of the Internal Revenue Code ("Section 409A") specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the "separation pay plan" exception specified in Treas.  Reg. § 1.409A-1(b)(9) (or any successor provision), and shall be interpreted in a manner consistent with those exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with the Plan and this Agreement are subject to Section 409A, both the Plan and this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. To the extent that either the Plan or this Agreement is subject to Section 409A and fails to comply with Section 409A, the Company reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace the Agreement in order to cause the Plan and the Agreement either to comply with Section 409A or not be subject to Section 409A. Each installment payment of compensation under the Plan and this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while the you are a "specified employee" (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the your estate following death. "Termination of employment," "resignation" or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, your "separation from service" as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release and could occur in either of two years, the payment will occur in the later year.

In your work for the Company, you will be expected not to make unauthorized use or disclose any confidential or proprietary information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

This offer is contingent on: (a) your executing the attached Employee Nondisclosure and Developments Agreement, and (b) your satisfying the eligibility requirements for employment in the United States.

This letter, together with your Employee Nondisclosure and Developments Agreement, forms the complete and exclusive statement of the terms of your employment with Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this letter, require a written modification signed by an officer of the Company.

During the term of your employment with the Company you may continue to participate on the Advisory Boards of Celtra Inc. and mParticle Inc.

Please sign and date this letter, and the enclosed Nondisclosure and Developments Agreement and return them to me by Monday, June 2, 2014, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on or before June 15, 2014.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Michael Barrett

Michael Barrett,  CEO

ACCEPTED AND AGREED:

/s/ Marc Theermann

Marc Theermann

Date: May 22, 2014

Attachment: Employee Nondisclosure and Developments Agreement